                                                                      EXHIBIT 99


NEWS RELEASE                                For further information
FOR RELEASE AT 4:15 P.M.                    Media Contact:    Martin H. Arnold
WEDNESDAY, OCTOBER 9, 1996                                    203-964-4621
                                            Investor Contact: John A. Doumlele
                                                              203-964-4486


     RAYONIER ANNOUNCES EARNINGS CHARGE RELATED TO ACCOUNTING PRONOUNCEMENT


         STAMFORD, CONNECTICUT, October 9, 1996 -- Rayonier Inc. (NYSE:RYN) announced in a Form 8-K filing with the SEC today that it expects to take a fourth quarter earnings charge relating to a Statement of Position (SOP) by the American Institute of Certified Public Accountants, to be released shortly, which will prescribe generally accepted accounting principles for environmental remediation liabilities. The SOP more specifically defines the accounting treatment for both remediation and monitoring costs. Although adoption is not mandatory until 1997, the company indicated that it will adopt the Statement of Position in 1996. This will result in a fourth quarter pretax charge between $130-$160 million (after-tax, $80-100 million) related to long term, future environmental monitoring activities associated with its Southern Wood Piedmont wood treating business that was discontinued in 1986.
         "Rayonier had already accrued its best estimate of clean-up remediation and closure liabilities after discontinuing this operation, which included closing eleven sites," said Gerald J. Pollack, senior vice president and chief financial officer. "However, the monitoring and administration costs, running approximately $4 million pretax per year, have been considered an ongoing obligation and expensed each year. The soon to-be-released SOP now directly includes monitoring costs in the liabilities that must be accrued on the balance sheet and the company will conform to this new requirement.
         "This is strictly a book treatment and the company's cash flow will not change as a result of this pronouncement as the expenditures were already being incurred and will continue to be incurred, plus inflation, at approximately the same rate over the next 25-30 years resulting in the total obligation as reflected in the pretax charge," Pollack said.

         The company said it believes that the accounting pronouncement will allow for the obligation to either be recorded at nominal amounts or be discounted to present value. Ron Gross, chairman and chief executive officer, said that "although the undiscounted liability is large in relation to the annual expenditures due to the extended time frame involved, we are electing to book the nominal, gross amount in order to get the remaining obligations for Southern Wood Piedmont behind us and to eliminate any impact on future earnings per share." Rayonier said that ongoing monitoring expenditures for Southern Wood Piedmont in 1996 would approximate 8 cents per share.
         "Booking the nominal amount will raise our projected leverage by approximately 3.2 percentage points which should not affect our debt ratings and borrowing costs as our interest and cash flow coverages remain the same," Pollack said. At June 30, 1996, Rayonier's debt to capital ratio was 37.0 percent.
         Rayonier is a global supplier of specialty pulps, timber and wood products. The company has 1.5 million acres of timber in the U.S. and New Zealand. About 60 percent of Rayonier's sales are to international customers in 70 countries. Sales in 1995 were $1.3 billion.

                                      ###